Exhibit (c)(4)

JANUARY 17, 2008	Project Castle
Confidential	Presentation to the Special Committee of the Board of Directors

Houlihan Lokey

www.hlhz.com

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Preface

ASSUMPTIONS AND QUALIFICATIONS

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Committee”) of Dominion Homes, Inc. (“Dominion” or the “Company”) by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) in connection with the Committee’s consideration of a potential transaction involving the Company and/or its affiliates (the “Proposed Transaction”). This presentation is incomplete without reference to, and should be viewed solely in conjunction with, any supplemental information and other documents provided by Houlihan Lokey in connection therewith.

The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter. The materials were prepared for specific persons familiar with the business and affairs of Dominion for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal, or international securities laws or other laws, rules or regulations, and neither the Committee, Dominion, nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee.

The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated, or quoted or otherwise referred to, in whole or in part, without our express prior written consent. Notwithstanding the foregoing, Houlihan Lokey imposes no restrictions on the disclosure by Dominion (including any of its employees, representatives, and agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Houlihan Lokey to Dominion; provided, however, that (a) any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws, and (b) the foregoing does not constitute an authorization to disclose (i) the name of, or other information that would identify, any party to any transaction, or (ii) except to the extent relating to such tax treatment or tax structure, confidential commercial, financial, or structural information regarding any transaction. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax, or other specialist matters. Any statement contained in the materials as to tax matters was neither written nor intended by Houlihan Lokey or any of its affiliates to be used, and cannot be used by any taxpayer, for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan, or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor.

The materials necessarily are based on financial, economic, market, and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Proposed Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of Dominion or any other party to proceed with or effect the Proposed Transaction, or the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for Dominion or any other party. The materials do not constitute an opinion with respect to the Proposed Transaction, nor a recommendation to the Committee, any security holder of Dominion, or any other person as to how to vote or act with respect to the Proposed Transaction or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion that is delivered to the Committee.

The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods, and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market, and financial conditions and other matters, many of which are beyond the control of the participants in the Proposed Transaction. Estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses, or securities may actually be sold. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of Dominion or any other participant in the Proposed Transaction.

All budgets, projections, estimates, financial analyses, reports, and other information with respect to operations (including any estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports, and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections, and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of Dominion that such budgets, projections, and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections, or estimates or the assumptions on which they are based.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to or reviewed by it and assumes no responsibility for independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of Dominion that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon representations made by management of Dominion, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Dominion since the date of the most recent financial statements provided to Houlihan Lokey, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.

The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe, for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Proposed Transaction and their respective affiliates or any currency or commodity that may be involved in the Proposed Transaction.

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Table of Contents

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Executive Summary	1

Financial Analysis	2

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Executive Summary

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Executive Summary

TRANSACTION OVERVIEW1

•

We understand that Dominion Holding Corp. (the “Acquiror”), a corporation formed by funds affiliated with Angelo Gordon & Co. L.P. ( “Angelo Gordon”) and SPCP Group, LLC ( “Silver Point”), Dominion Merger Corporation, a wholly-owned subsidiary of the Acquiror, (“Sub”), and Dominion Homes, Inc. (the “Company”) propose to enter into the merger agreement pursuant to which, among other things, Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, without par value, of the Company (“Company Common Stock”) held by Unaffiliated Stockholders (as herein defined) will be converted into the right to receive, subject to certain exceptions, $0.65 per share in cash (the “Consideration”). “Unaffiliated Stockholders” means the holders of the Company Common Stock except for BRC Properties Inc. (“BRC”) and its affiliates, Angelo Gordon and Silver Point and their respective affiliates, the Acquiror and Sub. We further understand that BRC will enter into a rollover commitment letter with Angelo Gordon and Silver Point, pursuant to which BRC has agreed to contribute its shares of Company Common Stock to the Acquiror in exchange for shares of common stock in the Acquiror immediately prior to consummation of the Transaction.

[1]	Per Agreement and Plan of Merger draft dated January 16, 2008.

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Executive Summary

TRANSACTION OVERVIEW (CONTINUED)1

•	Furthermore, Douglas G. Borror must remain as a manager in DHC for a minimum of one year after the closing of the Transaction.

•	The merger agreement (the “Agreement”) requires the following conditions to be met prior to the Transaction closing:

•	holders of a majority of the common stock of the Company shall have approved the Transaction;

•	the Company would be permitted to seek a “Superior Proposal” (as defined in the Agreement) for 45 days through a “go shop” period after entering into the Transaction; and

•

if the Company accepts a Superior Proposal with a party who came forward (i) during the “go shop” period, the Company must pay prepayment penalties, applicable under the current credit agreement, capped at $6.5 million, or (ii) after the “go shop” period, the Company must pay prepayment penalties, applicable under the current credit agreement, not subject to a cap.

•

Concurrently with the execution of the Agreement, the Company and Angelo Gordon and SPCP Group, LLC (together with Angelo Gordon & Co., L.P., the “Lenders”) would amend the Company’s existing credit agreement.

[1]	Per Agreement and Plan of Merger draft dated January 16, 2008.

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Executive Summary

PROCESS OVERVIEW – 2006

2006 SALE PROCESS

•

In mid-2006, the Company hired Raymond James & Associates (“Raymond James”) to assist it in exploring different alternatives, including a sale to a third party and a refinancing of its existing credit facility of $300M and other mortgage notes.

•

Raymond James ran a sale process for the Company in the fourth quarter of 2006. Raymond James contacted a total of 50 parties, including 5 strategic buyers and 45 financial buyers. However, these parties expressed little interest in the Company.

•	After 19 executed confidentiality agreements, there were only two parties who expressed preliminary interest, neither of which proceeded any further.

•

Raymond James also approached some large shareholders in the Company. However, the institutional and individual shareholders approached in the process did not express interest in purchasing the Company.

2006 REFINANCING

•

During the fourth quarter of 2006, the Lenders offered to purchase the Company’s debt from its creditors. Through negotiations with the Company’s nine different creditors, the Lenders purchased the Company’s debt in separate transactions.

•

In December 2006, the Company completed a new four-year $235M credit facility. This new credit agreement with the Lenders included a $35M revolving line of credit, a $110M senior note, and a $90M mezzanine note maturing in 2010. The mezzanine note also included 1.5 million warrants exercisable at $0.01 per warrant into common shares.

Source: Based on information provided by the Company and its financial advisors.

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Executive Summary

PROCESS OVERVIEW – 2007

2007

•

The Company continued to exhibit declining performance in the first half of 2007, missing its home sales projections and generating a net loss of $41.2M with $18.7M in impairment charges related to real estate inventory.

•	In the second quarter, the Company believed it would not meet the covenants in its credit agreements and requested a waiver from the Lenders. However, the Lenders did not agree to a waiver.

•

The Company contacted Raymond James in the summer of 2007 to explore alternatives for the Company given its declining performance and liquidity issues related to the credit facility as the Lenders would not agree to provide further liquidity. Raymond James presented the Company with the following three options: refinancing, reorganization/liquidation or a third-party sale of the Company.

•

In September 2007, Silver Point expressed interest in pursuing a transaction with the Company. Raymond James suggested Silver Point exchange the Term Note B and Warrants in exchange for 70 percent of the Company’s common equity. However, Silver Point did not pursue the deal after conducting due diligence on the Company in early October 2007.

•

Raymond James contacted 21 investors in September 2007 related to a potential restructuring of the Company through a refinancing of its credit facility. However, only two buyers expressed any preliminary interest in restructuring the Company:

•	Party A offered senior DIP financing in the form of a $20M facility with an interest rate of LIBOR + 700bps if the Company filed for a bankruptcy / reorganization.

•

However, the Lenders would not agree to subordinate their existing financing to the additional DIP financing. Raymond James and the Company discussed with Party A the possibilities of providing junior DIP financing, but Party A declined.

•

Party B put forth a proposal to restructure the Company and acquire the remaining outstanding shares of the Company for a price of $2.75 for the remaining outstanding shares. The restructuring scenario also involved the Lenders converting approximately $50M of debt into equity and purchasing $75M in land from the Company through another entity.

•	The Company expressed an interest in the terms, but Party B later declined to clarify the proposal and was unresponsive to further questions regarding the proposal.

Source: Based on information provided by the Company and its financial advisors.

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Executive Summary

PROCESS OVERVIEW – 2007 (CONTINUED)

•	In November 2007, the Lenders offered to purchase the remaining outstanding equity of the Company under the following conditions:

•	BRC would contribute its shares along with the Lenders; and

•	Douglas Borror would remain with the Company for a minimum of one year after the Transaction.

•	Raymond James expanded the process in December 2007 with an effort to sell the Company.

•	Raymond James contacted 74 parties in the December marketing effort, consisting of 64 financial partners and 10 strategic partners.

•	After 11 executed confidentiality agreements, only Party A and Party B had expressed preliminary interest, neither of which proceeded any further.

•

The Company and Raymond James believed the Company would not be able to refinance the current credit agreement at reasonable terms given the current capital market conditions and recent performance of the Company.

Source: Based on information provided by the Company and its financial advisors.

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Executive Summary

PROCESS OVERVIEW – NEGOTIATIONS

•

The Lenders offered $0.25 per share for the Company’s common stock on December 11, 2007. Douglas Borror subsequently agreed to tender his shares with the Lenders and remain with the Company for a minimum of one year following the Transaction.

•	The Company formed a Special Committee of the Board of Directors in December 2007 to consider the Lenders’ offer.

•	The Special Committee and the Lenders met in New York on December 21, 2007 to negotiate an offer price. The Special Committee suggested an offer price of “over $1.00” per share.

•	The Lenders increased their offer to $0.40 per share and then to $0.45 per share.

•	After a day of negotiations, the two parties ultimately agreed to a price of $0.65 per share for shares held by the Unaffiliated Stockholders.

Source: Based on information provided by the Company and its financial advisors.

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Executive Summary

SUMMARY OF INDICATIONS

[1]	Based on the offer price of $0.65 per Agreement and Plan of Merger draft dated January 16, 2008.
[2]	Based on the closing stock price as of January 16, 2008.

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Executive Summary

IMPLIED PREMIUMS TO COMPANY COMMON STOCK

Implied Stock Premium
Offer Price per Share	$0.65
1 Day Stock Price (1)	$0.49
Implied 1 Day Stock Premium	32.7%
5 Day Average Stock Price (1)	$0.51
Implied 5 Day Average Stock Premium	26.9%
1 Month Average Stock Price (1)	$0.45
Implied 1 Month Average Stock Premium	43.8%
December 21, 2007 Stock Price (2)	$0.41
Implied December 21, 2007 Stock Premium (2)	58.5%

[1]	1 day, average 5 day and average one month trading prices are as of January 16, 2008.
[2]	Date the Consideration was negotiated.

Source: Agreement and Plan of Merger draft dated January 16, 2008 and Capital IQ.

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Executive Summary

COMPANY COMMON STOCK PRICE/VOLUME CHART

Comment
	A	1/16/2007 – Reported sales for the full year ended 12/31/2006. For the full year, the company reported that it sold 1,171 homes, a 40% decline from the 1,944 homes sold in 2005.
	B	3/8/2007 – Amended the Restated Credit Agreement, modifying minimum net worth covenants for the Term A Notes by $3.5M and the Term B Notes by $ 3.3M for each quarter.
C

5/4/2007 – Announced earnings results for the first quarter ended March 31, 2007 for a loss of $1.41 per share. The Company also announced impairment of real estate inventories of $1.5 million for the first quarter ended March 31, 2007 against $550,000 in the first quarter of previous year.

D

8/14/2007 – Reported earnings results for the second quarter ended June 30, 2007, for a net loss of $3.63 per share. The Company was not in compliance with the covenants under its credit agreement, but was negotiating with its Lenders to waive these covenants.

E

9/17/2007 – Amended the Restated Credit Agreement allowing the Company to borrow up to $2M in additional funding. 9/28/2007 – Amended the Restated Credit Agreement allowing the Company to borrow up to $2M in additional funding.

	F	10/31/2007 – Amended the Restated Credit Agreement allowing the Company to borrow up to $11M in additional funding. 11/9/2007 – Announced earnings results for the third quarter ended September 30, 2007 for a loss of $1.86 per share.

Source: CapitalIQ and SEC filings	G

12/20/2007 – Received NASDAQ notification stating the Company was not in compliance with the exchange’s listing requirements because the Company’s market capitalization dropped below $5.0M for the previous 30 consecutive trading days.

	H	1/4/2008 – Received NASDAQ notification stating the Company was not in compliance with the exchange’s listing requirements because the Company’s common stock closed below the minimum $1.00 per share requirement.

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Financial Analysis

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Financial Analysis

PUBLIC PRICE APPROACH

Closing Public Price per Share

	Low		High
Closing Stock Price as of 1/16/2008		$0.49
5 Day Range (1)	$0.49	—	$0.52
1 Month Range (1)	$0.35	—	$0.52
Price per Share Range	$0.35	—	$0.52

[1]	The 5 Day Range and 1 month Range are based on the high and low closing prices of the 5 days and 1 month preceding January 16, 2008.

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Financial Analysis

REPRESENTATIVE LEVELS

($ in millions)

	December 31,			LTM Ended 11/30/2007	NFY (2008)
	2004	2005	2006
Reported Revenue	$542.0	$415.7	$256.8	$151.0	$147.0
Revenue Growth %	-3.8%	-23.3%	-38.2%		-42.7%
Less: Cost of Goods Sold	426.5	336.0	238.7	170.4	136.5

Gross Profit	$115.4	$79.7	$18.0	$(19.4)	$10.5
Gross Margin %	21.3%	19.2%	7.0%	-12.8%	7.1%
Less: Selling, General & Administrative	77.9	64.5	50.1	36.8	24.1
Less: Other Operating Expenses	0.0	0.0	0.0	0.0	0.0
Add: Depreciation & Amortization (1)	2.6	3.2	4.0	7.9	5.6
Add: Adjustments (2)	4.8	6.5	14.2	21.5	2.2

Adjusted EBITDA	$44.9	$25.0	$(13.9)	$(26.8)	$(5.8)
EBITDA Margin %	8.3%	6.0%	-5.4%	-17.7%	-4.0%
Less: Depreciation & Amortization	2.6	3.2	4.0	7.9	5.6

Adjusted EBIT	$42.3	$21.7	$(17.9)	$(34.6)	$(11.4)
EBIT Margin %	7.8%	5.2%	-7.0%	-22.9%	-7.8%
Less: Interest Expense, net	4.0	7.7	11.2	22.7	24.8

Adjusted Pre-tax Income	$38.3	$14.0	$(29.1)	$(57.3)	$(36.2)
Less: Taxes @ 40.0%	15.3	5.6	(11.7)	(22.9)	0.0

Adjusted Net Income	$23.0	$8.4	$(17.5)	$(34.4)	$(36.2)
Net Income Margin %	4.2%	2.0%	-6.8%	-22.8%	-24.6%
Add: Depreciation & Amortization	2.6	3.2	4.0	7.9	5.6

Adjusted Cash Flow	$25.6	$11.6	$(13.5)	$(26.5)	$(30.6)

Net Book Value (tangible)	$188.9	$195.5	$168.5	$103.2	$59.0

Total Assets (3)	$437.8	$448.0	$394.4	$333.9	$300.9

Footnotes: (1) LTM D&A based on YTD 11/30/2007 grossed up to 12 months. (2) Adjustments:

Inventory Impairments (4)	4.8	6.5	14.2	21.5	2.2

Total Adjustments	$4.8	$6.5	$14.2	$21.5	$2.2

(3)	Net of Cash & Cash Equivalents, includes restricted cash.
(4)	LTM inventory impairment per 9/30/2007 10-Q as the Company has not recorded any additional impairments in the fourth quarter of 2007.

Source: Company management and SEC Filings.

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Financial Analysis

MARKET MULTIPLE APPROACH

($ in millions)
	Representative Level	Observed Multiple Range			Enterprise Value Range
LTM
Revenues	$151.0	0.41 x	–	1.51 x	$62.3	–	$227.8

NFY (2008)
Revenues	$147.0	0.60 x	–	1.01 x	$88.8	–	$148.8
Indicated Enterprise Value Range					$75.5	–	$188.3
Add: Cash					6.6		6.6
Less: Debt					(208.6)		(208.6)

Indicated Equity Value Range (minimum $0.0)					$0.0	–	$0.0

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Financial Analysis

SELECTED PUBLIC COMPANIES MULTIPLES

($ in millions)
		EV / Revenue (1)
	EV	LTM	NFY
Brookfield Homes Corp.	$1,102.2	1.51x	NA
Comstock Homebuilding Companies Inc.	$198.9	0.59x	NA
MDC Holdings Inc.	$1,876.4	0.54x	0.82x
Meritage Homes Corporation	$1,050.2	0.41x	0.60x
M/I Homes, Inc.	$706.8	0.60x	0.99x
Orleans Homebuilders Inc.	$629.4	0.98x	1.01x
Ryland Group Inc.	$2,096.9	0.59x	0.87x
Low		0.41x	0.60x
High		1.51x	1.01x
Median		0.59x	0.87x
Mean		0.75x	0.86x

[1]	Projected multiples based on consensus analyst estimates from ThomsonOne. Enterprise value for the selected public companies is calculated as of January 16, 2008 using book value of debt.

Source: Capital IQ, SEC Filings, ThomsonOne

NA = Not Available, LTM = Latest Twelve Months, EV = Enterprise Value, NFY = Next Fiscal Year

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Financial Analysis

LIQUIDATION APPROACH – COMPANY ANALYSIS

•	The Company prepared a Chapter 7 Liquidation Analysis for the purpose of estimating the value of its assets under a liquidation scenario.

•	The Company has made certain assumptions in this analysis with regard to estimating recovery values for its inventory, including land and homes under construction.

•

Based on the assumptions in the Chapter 7 liquidation analysis, the Company would need to receive proceeds of approximately 79.8 percent of the net book value of the real estate inventories in order to provide any recovery to common stockholders.

Company Liquidation Analysis as of 11/30/07(1)

($ in millions)

	Estimated NBV	Estimated Recovery			Estimated Recovery
		Low		High	Low		High
ASSETS

Cash	$0.7	100.0%	-	100.0%	$0.7	-	$0.7
Restricted Cash	1.3	0.0%	-	0.0%	0.0	-	0.0
Receivables - Due from Closing	0.4	100.0%	-	100.0%	0.4	-	0.4
Receivables - Other	0.8	75.0%	-	100.0%	0.6	-	0.8
Prepaid Expenses and Other Current Assets	5.9	61.6%	-	62.1%	3.6	-	3.6

Subtotal	$9.1				$5.3		$5.6

Real Estate Inventories:
Land and Land Development Costs	$262.5	67.9%	-	79.3%	$178.1	-	$208.2
Homes Under Construction	60.4	49.9%	-	53.9%	30.1	-	32.5
Other	1.3	80.0%	-	100.0%	1.0	-	1.3

Subtotal	$324.1	64.6%		74.7%	$209.3		$242.0

PP&E, net
Fixed Assets, net	$2.4	3.7%	-	14.4%	$0.1	-	$0.3
Model Home Improvements, net	0.2	25.0%	-	50.0%	0.0	-	0.1
Capital Lease	0.1	0.0%	-	0.0%	0.0	-	0.0

Subtotal	$2.6				$0.1		$0.4

Total Assets	$335.9				$214.8		$248.0

(1)	Per Company management.

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Financial Analysis

LIQUIDATION APPROACH – COMPANY ANALYSIS (CONTINUED)

Company Liquidation Analysis as of 11/30/07 (1)
($ in millions)

	Estimated Recovery
	Low		High
LIABILITIES

Secured Debt Claims:
Revolving Line of Credit	$17.0	-	$17.0
Term A Notes	101.3	-	101.3
Term B Notes	93.9	-	93.9
Accrued Interest	3.0	-	3.0
Other Notes Payable and Capital Lease Liability	4.1	-	4.1
Liened Payables	12.2	-	12.2

Subtotal Secured Debt Claims	$231.5	-	$231.5

Administrative Claims:
Wind-Down Costs	$8.8	-	$12.1
Chapter 7 Professional & Trustee Fees	8.0	-	9.5

Subtotal Administrative Claims	$16.8		$21.5

Priority Claims:
Priority Employee Wage Claims	$1.1	-	$1.1
Priority Deposit Claims and Medical Trust	0.9	-	0.9
Priority Tax Claims	3.2	-	3.2

Subtotal Priority Claims	$5.2		$5.2

Total Secured, Administrative and Priority Claims	$253.4		$258.2

Total Proceeds Available to Unsecured Creditors	$(38.7)		$(10.2)

Unsecured Claims:
SERP Liability	$2.7	-	$2.7
Unsecured Employee Wage Claims	0.3	-	0.3
Unsecured Customer Deposits	0.3	-	0.3
Unsecured Accounts Payable and Accrued Liabilities	3.0	-	3.0

Unsecured Claims	$6.2		$6.2

Total Proceeds Available to Equity Holders	$(44.9)		$(16.4)

Total Shares Outstanding	8.517		8.517

Estimated Per Share Recovery for Shareholders	$0.00		$0.00

(1)	Per Company management.

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Financial Analysis

LIQUIDATION APPROACH – SENSITIVITY ANALYSIS

•

Company management has identified three sets of real estate holdings where, under favorable circumstances, they might obtain full recovery. This sensitivity analysis modifies the Company’s liquidation analysis by assuming a full recovery on these holdings in the “high” case scenario. According to Company management, there is no additional upside on the Company’s other real estate holdings.

Company Liquidation Analysis (Sensitivity) as of 11/30/07 (1)
($ in millions)

	Estimated	Estimated Recovery Percentage			Implied Recovery Value
	Net Book Value	Low		High	Low		High
ASSETS

Cash	$0.7	100.0%	-	100.0%	$0.7	-	$0.7
Restricted Cash	1.3	0.0%	-	0.0%	0.0	-	0.0
Receivables - Due from Closing	0.4	100.0%	-	100.0%	0.4	-	0.4
Receivables - Other	0.8	75.0%	-	100.0%	0.6	-	0.8
Prepaid Expenses and Other Current Assets	5.9	61.6%	-	62.1%	3.6	-	3.6

Subtotal	$9.1				$5.3		$5.6

Real Estate Inventories:
Land and Land Development Costs (2)	$262.5	67.9%	-	81.2%	$178.1	-	$213.1
Homes Under Construction	60.4	49.9%	-	53.9%	30.1	-	32.5
Other	1.3	80.0%	-	100.0%	1.0	-	1.3

Subtotal	$324.1	64.6%		76.2%	$209.3		$246.9

PP&E, net
Fixed Assets, net	$2.4	3.7%	-	14.4%	$0.1	-	$0.3
Model Home Improvements, net	0.2	25.0%	-	50.0%	0.0	-	0.1
Capital Lease	0.1	0.0%	-	0.0%	0.0	-	0.0

Subtotal	$2.6				$0.1		$0.4

Total Assets	$335.9				$214.8		$252.9

(1)	Per Company management, except for certain Real Estate Inventory adjustments.
(2)	Certain properties identified by Company management were adjusted to reflect 100 percent recovery.

Draft/Confidential

Financial Analysis

LIQUIDATION APPROACH – SENSITIVITY ANALYSIS (CONTINUED)

Company Liquidation Analysis (Sensitivity) as of 11/30/07 (1)
($ in millions)

	Estimated Recovery
	Low		High
LIABILITIES

Secured Debt Claims:
Revolving Line of Credit	$17.0	-	$17.0
Term A Notes	101.3	-	101.3
Term B Notes	93.9	-	93.9
Accrued Interest	3.0	-	3.0
Other Notes Payable and Capital Lease Liability	4.1	-	4.1
Liened Payables	12.2	-	12.2

Subtotal Secured Debt Claims	$231.5		$231.5

Administrative Claims:
Wind-Down Costs	$8.8	-	$12.1
Chapter 7 Professional & Trustee Fees	8.0	-	9.5

Subtotal Administrative Claims	$16.8		$21.5

Priority Claims:
Priority Employee Wage Claims	$1.1	-	$1.1
Priority Deposit Claims and Medical Trust	0.9	-	0.9
Priority Tax Claims	3.2	-	3.2

Subtotal Priority Claims	$5.2		$5.2

Total Secured, Administrative and Priority Claims	$253.4		$258.2

Total Proceeds Available to Unsecured Creditors	$(38.7)		$(5.3)

Unsecured Claims:
SERP Liability	$2.7	-	$2.7
Unsecured Employee Wage Claims	0.3	-	0.3
Unsecured Customer Deposits	0.3	-	0.3
Unsecured Accounts Payable and Accrued Liabilities	3.0	-	3.0

Unsecured Claims	$6.2		$6.2

Total Proceeds Available to Equity Holders	$(44.9)		$(11.6)

Total Shares Outstanding	8.517		8.517

Estimated Per Share Recovery for Shareholders	$0.00		$0.00

(1)	Per Company management.

Draft/Confidential

Financial Analysis

LIQUIDATION APPROACH – SENSITIVITY ANALYSIS (CONTINUED)

($ in millions)

		Per Company Analysis				Per Sensitivity Analysis
Properties	Net Book Value	Implied Recovery Value		Estimated Recovery Percentage		Implied Recovery Value		Estimated Recovery Percentage
		Low	High	Low	High	Low	High	Low	High
Project 1	$17.1	$14.1	$15.0	82.6%	87.6%	$14.1	$17.1	82.6%	100.0%
Project 2	$8.7	$6.9	$7.3	78.9%	83.9%	$6.9	$8.7	78.9%	100.0%
Project 3	$13.7	$11.7	$12.4	85.0%	90.0%	$11.7	$13.7	85.0%	100.0%
All Other Projects	$222.9	$145.4	$173.5	65.2%	77.8%	$145.4	$173.5	65.2%	77.8%

All Properties	$262.5	$178.1	$208.2	67.9%	79.3%	$178.1	$213.1	67.9%	81.2%

Source: Discussions with Company management.

Draft/Confidential

Financial Analysis

LIQUIDATION APPROACH – OBSERVED TRANSACTIONS

•

In this analysis, the percentage recovery of the Company’s real estate assets was estimated based on the recovery percentages observed in recent bulk real estate transactions. All other asset recovery percentages were provided by the Company.

($ in millions)

	Estimated Net Book Value	Estimated Recovery Percentage			Implied Recovery Value
		Low		High	Low		High
ASSETS
Cash	$0.7	100.0%	-	100.0%	$0.7	-	$0.7
Restricted Cash	1.3	0.0%	-	0.0%	0.0	-	0.0
Receivables - Due from Closing	0.4	100.0%	-	100.0%	0.4	-	0.4
Receivables - Other	0.8	75.0%	-	100.0%	0.6	-	0.8
Prepaid Expenses and Other Current Assets	5.9	61.6%	-	62.1%	3.6	-	3.6

Subtotal	$9.1				$5.3		$5.6

Real Estate Inventories:
Land and Land Development Costs	$262.5
Homes Under Construction	60.4
Other	1.3

Subtotal	$324.1	37.2%	-	50.6%	$120.6		$164.0

PP&E, net
Fixed Assets, net	$2.4	3.7%	-	14.4%	$0.1	-	$0.3
Model Home Improvements, net	0.2	25.0%	-	50.0%	0.0	-	0.1
Capital Lease	0.1	0.0%	-	0.0%	0.0	-	0.0

Subtotal	$2.6				$0.1		$0.4

Total Assets	$335.9				$126.0		$170.0

Draft/Confidential

Financial Analysis

LIQUIDATION APPROACH – OBSERVED TRANSACTIONS (CONTINUED)

($ in millions)

	Estimated Recovery
	Low		High
LIABILITIES

Secured Debt Claims:
Revolving Line of Credit	$17.0	-	$17.0
Term A Notes	101.3	-	101.3
Term B Notes	93.9	-	93.9
Accrued Interest	3.0	-	3.0
Other Notes Payable and Capital Lease Liability	4.1	-	4.1
Liened Payables	12.2	-	12.2

Subtotal Secured Debt Claims	$231.5		$231.5

Estimated Per Share Recovery for Shareholders	$0.00		$0.00

Draft/Confidential

Financial Analysis

LIQUIDATION APPROACH – OBSERVED TRANSACTIONS (CONTINUED)

($ in millions, except for price per lot)
Date	Seller	Buyer	Location	Synopsis	Purchase Price	Number of Lots	Price/ Lot	Book Value	Discount to Book Value	% Recovery
1/2/2008	Orleans Homebuilders, Inc.	NA	Florida, Illinois, Arizona, Virginia, and North Carolina	Orleans Homebuilders, Inc. announced that it closed nine transactions to dispose of approximately 1,400 lots in five states with different buyers for each transaction. The nine properties disposed of had a current aggregate net book value of approximately $ 86 million, and the aggregate net cash proceeds received was approximately $32 million.	$32.0	1,400	$22,857	$86.0	62.8%	37.2%

				Type of Land Sold: Raw land and partially and fully developed lots

12/31/2007	M/I Homes, Inc.	NA	West Palm Beach, FL	M/I Homes, Inc. announced that it has sold 3,700 lots to various buyers for $ 82 million. The land was primarily located in the Company’s Florida markets, and included substantially all of its West Palm Beach assets.	$82.0	3,700	$22,162	$162.0	49.4%	50.6%

				Type of Land Sold: Raw land and finished lots

12/26/2007, 1/7/2008	William Lyon Homes	Affiliates of Resmark Equity Partners, LLC	Orange, San Diego, and Ventura counties, CA	Various affiliates of Resmark Equity Partners, a private equity firm specializing in the U.S. housing sector, has acquired 604 residential lots and 5 model homes for $90.6 million from William Lyon Homes. The communities are located in the San Diego, Orange and Ventura Counties in California. Prior to the sale, the collective net book value of these lots was approximately $210.7 million.	$90.6	604	$150,000	$210.7	57.0%	43.0%

				Type of Land Sold: Finished and near-finished residential lots, and model homes

11/30/2007	Lennar Corporation	Morgan Stanley Real Estate Fund	California, Florida, Illinois, Maryland, Massachusetts, Nevada, and New Jersey	Lennar Corporation and certain of its subsidiaries and Morgan Stanley Real Estate Fund, an affiliate of Morgan Stanley & Co., announced that they formed a strategic land investment company, MSR Holding Company, (the “Venture”). Concurrent with the formation, Lennar Corporation sold to the Venture approximately 11,000 home-sites in 32 communities for a sales price of $ 525 million.	$525.0	11,000	$47,727	$1,300.0	59.6%	40.4%

11/12/2007	D.R. Horton Inc.	Wolff Co. and Langley Properties	Casa Grande, AZ	Wolff Co. and Langley Properties, paid $70 million to acquire 6,434 acres of residential land, or 23,050 house lots, and 450 acres of commercial buildings and various public uses in Casa Grande, Arizona, from D.R. Horton Inc.	$70.0	23,050	$3,037	NA	NA	NA

				Type of Land Sold: Raw land and finished lots, residential and commercial

10/2007	Ryland Homes	NA	Casa Grande, AZ	A local developer recently bought 887 home sites in Casa Grande for $ 7.1 million from Ryland Homes, which had purchased the land from that same developer for more than $19 million just a year earlier.	$7.1	887	$8,005	$19.0	62.6%	37.4%

				Type of Land Sold: NA

				Low	$7.1	604	$3,037	$19.0	49.4%	37.2%
				High	$525.0	23,050	$150,000	$1,300.0	62.8%	50.6%

				Median	$76.0	2,550	$22,510	$162.0	59.6%	40.4%
				Mean	$134.5	6,774	$42,298	$355.5	58.3%	41.7%

Source: Wall Street research, industry publications, and company filings.

Draft/Confidential